Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

                                                                EXHIBIT 10.1

                                   AGREEMENT

      This agreement, effective as of November 6. 1990 (the "Effective Date"), by and between Dana-Farber Cancer Institute, a Massachusetts corporation ("DFCI"), and Anthra Pharmaceuticals, Inc., a Delaware corporation ("ANTHRA").

                                WITNESSETH THAT:

      WHEREAS, N-trifluoroacetyladriamycin-14-valerate ("AD 32") and congeners, pharmaceutical compounds with antineoplastic application, were discovered by Dr. Mervyn Israel and colleagues while engaged as a professional at DFCI; and

      WHEREAS, N-Trifluoroacetyladriamycin-14-0-hemiadipate ("AD 143") and congeners, pharmaceutical compounds with antineoplastic application, were discovered by Dr. Mervyn Israel and colleagues while engaged as a professional at DFCI; and

      WHEREAS, Dr. Israel and other inventors of AD 32 and AD 143 previously assigned their rights in AD 32 and AD 143 to DFCI and DFCI has obtained United States Patent No. 4,035,566 (July 12, 1977) and United States Patent No. 4,299,822 covering AD 32 and AD 143 and congeners in the United States. DFCI has also obtained corresponding foreign patents for AD 32 in Canada and for AD 143 in France, Switzerland, Canada, West Germany, the United Kingdom, The Netherlands and Japan; and,

      WHEREAS, ANTHRA desires to acquire from DFCI an unrestricted exclusive worldwide patent and know-how license on both AD 32 and AD 143 and congeners, subject to such restrictions that have been or may be imposed by the U.S. Department of Health and Human Services ("HHS"); and,

      WHEREAS, DFCI is willing to grant such a license to ANTHRA;

      NOW, THEREFORE, the parties agree as follows:

ARTICLE 1 -- DEFINITION

      1.1 "Patent Rights" means all United States and foreign patents granted thereon, owned or controlled by DFCI, relating to the manufacture, use and/or sale of AD 32, AD 143, and AD 32 and AD 143 congeners, and any division, reissue, extension, patent of addition, registration or continuation of the foregoing patents.

*** CONFIDENTIAL TREATMENT REQUESTED.

      1.2 "Net Sales Price" means ANTHRA' s gross invoice price to customers of AD 32, AD 143 or a congener, in whatever form, loss discounts, transportation costs, costs of premiums for product liability and shipping insurance, delivery, expenses, packaging costs, taxes based directly On manufacture, use, sale or delivery (other than incomes taxes), duties and allowances to customers; provided, however, that in determining Net Sales Price to any customer in any way affiliated with ANTHRA, through stock ownership, management or otherwise, invoice price shall be the same as if sold at arm's length to an unrelated customer. The Net Sales of any AD 32, AD 143 or a congener that is a combination or mixture of a therapeutic or prophylactic agent, shall be the Net Sales Price of a corresponding quantity of AD 32 or AD 143 or congener when sold separately in the form in which said combination or mixture is sold. In the event that there is no established net Sales Price for AD 32 or AD 143 or a congener sold as a component of such combination or mixture in the form in which such combination or mixture is sold, ANTHRA shall so notify DFCI in writing and ANTHRA and DFCI shall negotiate in good faith to establish a basis that is equivalent to the Net Sales Value for AD 32 or AD 143 or a congener in the form in which said combination or mixture is sold.

ARTICLE 2 -- GRANT

      2.1 DFCI hereby grants to ANTHRA an exclusive license and right, as of the Effective Date, for the maximum period permissible under applicable federal regulations in the United States, and for a period ending at the termination of the Patents Rights outside the United States, to sublicense, to manufacture, have manufactured, use and sell AD 32 and AD 143 and congeners under the patent rights and accompanying know-how, subject to the restrictions and limitation enumerated in the agreement between DFCI and HHS, accepted April 22, 1985, and attached hereto as Attachment A and made a part hereof (the "HHS Agreement"), or to other similar restrictions and limitations applicable to AD 32 or to restrictions imposed by applicable law.

      2.2 DFCI hereby grants to ANTHRA the non-exclusive license and right upon termination of the exclusive license (in the United States) and for a period ending at the termination of this agreement, to sublicense, to manufacture, have manufactured, use and sell AD 32 and AD 143 and congeners under the patent Rights (including know-how relating thereto) subject to the restrictions and limitations enumerated in the agreement between DFCI and HHS, accepted April 22, 1985 and attached hereto as Attachment A and made a part hereof (the "HHS Agreement") or to other similar restrictions and limitations applicable to AD 32 or to restrictions imposed by applicable law.

      2.3 ANTHRA herewith grants back to DFCI the right for DFCI, to conduct research on a royalty-free basis on AD 32 and AD 143 and congeners. It is understood, however, that specific arrangements for DFCI's participation in Phase I/II clinical studies under ANTHRA's sponsorship and support shall be the subject of a separate agreement. DFCI reserves the right to transfer to other not-for-profit organizations the technology described herein as long as such technology is utilized in non-commercial research with the agreement of DFCI and that Anthra is apprised by written notice that such transfer is taking place.


*** CONFIDENTIAL TREATMENT REQUESTED.    2

      2.4 ANTHRA shall have the right to filet, at ANTHRA's expense, a New Drug Application ("NDA") or an Investigational New Drug Application ("IND") to be prepared by and submitted in the name of ANTHRA to the Food and Drug Administration ("FDA") or any successor thereto. ANTHRA shall be free to arrange for clinical studies of AD 32 and AD 143 and congeners within and outside the United States.

      2.5 ANTHRA will use its best efforts to bring AD 32 and AD 143 to early clinical trial and to commercial development; and will provide DFCI with reports at regular intervals relative to its progress along these objectives.

ARTICLE 3 -- DISCLOSURE

      3.1 DFCI shall disclose and make available to ANTHRA all data in its possession on the Effective Date regarding AD 32 and AD 143 and congeners, including, but not limited to, formula, method of preparation, testing and any other data useful in the preparation of the IND or NDA on AD 32, AD 143 and/or congeners.

      3.2 ANTHRA shall make available to DFCI without charge, all clinically related data on AD 32, AD 143 and congeners generated or caused to be generated by ANTHRA such data to be used by DFCI for clinical research purposes only.

      3.3 ANTHRA may wish, from time to time, during the term of this Agreement, to disclose its confidential and proprietary information to DFCI personnel. Any agreement relating to the terms and conditions of such disclosure shall be negotiated separately by ANTHRA with the individuals and shall require that any such information disclosed must be in writing and designated by ANTHRA, in writing, as confidential. It is understood that DFCI will not require individuals to enter into such agreements and will not provide assistance to ANTHRA in enforcing such agreements. If ANTHRA and DFCI personnel enter into such agreements, DFCI shall have no obligations to protect the confidentiality of information transmitted under them. Notwithstanding the foregoing, DFCI shall be responsible for assuring the confidentiality of ANTHRA proprietary information disclosed in writing to members of the DFCI administration, responsible for administering this Agreement, where such information is clearly designated in writing as confidential.

      3.4 Nothing in this Agreement or in any license or sublicense granted under the provisions hereof shall in any way restrict the right and obligation of either DFCI or ANTHRA to comply with any requirement for the supply of information imposed by HHS in granting the aforesaid petition by DFCI, provided, however, that either DFCI or Anthra will give the other party prior notice of any potential required disclosure of Confidential Information, a right to appeal such required disclosure to appropriate authorities, and a right to cause the disclosing party to comply with the required disclosure so as to limit any adverse affect such disclosure may have on the value, uniqueness or protection of such Confidential Information.


*** CONFIDENTIAL TREATMENT REQUESTED.     3

ARTICLE 4 -- PAYMENT


      4.1 If and when AD 32 and/or AD 143 become(s) commercially available ANTHRA agrees to pay DFCI a royalty ("running royalty") equal to *** which are sold by ANTHRA under an exclusive license during the life of the respective product patents; *** which are sold by ANTHRA in the United States after the expiration of the patent, as consideration of the technical information, know-how, tangible research property and other commercially advantageous material and/or information conveyed by DFCI to ANTHRA. This royalty will continue until the introduction of any generically equivalent version of such product. *** received by ANTHRA from sublicenses outside of the United States until the expiration of the applicable patent and from sublicenses inside the United States until the termination of this Agreement.




      4.2 ANTHRA agrees to pay DFCI a minimum royalty ("minimum royalty") of Fifteen Thousand Dollars ($15,000.00) for each twelve month period commencing on the anniversary of the KDA approval in the United States of AD 32 ("anniversary date") and ending on the termination of the Agreement (see Article 11.5); if the royalty under Article 4.1 for any such twelve month period (or portion thereof as provided in the foregoing proviso) is less than the minimum royalty for the same period, the difference between the running and minimum royalty shall be paid to DFCI within sixty (60) days after the anniversary date (or the termination of this Agreement, as the case may be). If the royalty for any such twelve month period (or portion thereof as provided in the foregoing proviso) is equal to or exceeds the minimum royalty, no minimum royalty shall be paid. This obligation to pay minimum royalties shall cease upon the termination of this Agreement, OR at such times as minimum royalties have been paid for eight (8) successive twelve month periods.


      4.3 All payments to DFCI under this Agreement shall be in United States dollars and shall be accompanied by a written statement, duly certified by an officer of ANTHRA or an independent certified public accountant, showing, in reasonable detail, the calculation of the sums paid. As to all sales on which royalties are payable in respect of which payment has been made to ANTHRA or a sublicensee in a currency other than United States dollars, conversion to United States dollars shall be made at the rate of exchange reported in The Wall Street Journal for the last business day of the calendar quarter in which such sales have taken place, or if no rate of exchange is reported therein, at the rate quoted for that day by the First National Bank of Boston, 100 Federal Street, Boston, Massachusetts.

      4.4 ANTHRA shall pay DFCI upon the execution and delivery of this Agreement a payment of *** as reimbursement of expenses incurred by DFCI in obtaining patents relating to AD 32 and AD 143. DFCI represents and warrants that it has, and on the Effective Date will have, full ownership of the following patents, and that it has the right to license each of them pursuant hereto: for AD 32 United States Patent No. 4,035,566; Canadian Patent No. 1,060,003 and for AD 143 United States Patent No. 4,299,822; Canadian Patent No. 1,150,245; British Patent No. 2,077,265;
      French Patent No. 2,483,928; Swiss Patent No. 645,387; West German Patent No. 3,122,689; Holland Patent No. 184,420; and Japan Patent No. 1,458,104.

ARTICLE 5 -- ACCOUNTING

      5.1 ANTHRA shall keep true books of account containing an accurate and complete record of all data necessary for the computation of monies payable to DFCI according to this Agreement. ANTHRA shall permit access to such books during regular business hours (at DFCI's expense and upon at least five (5) days' notice) by an independent public accountant selected by DFCI (except one to whom ANTHRA has some reasonable objection) to examine and take abstracts from the relevant records of ANTHRA to such extent as may be reasonably necessary to enable such accountant to verify or determine monies paid or payable by ANTHRA under this Agreement. In the event such auditing discloses a deficiency in monies paid to DFCI, the accountants' expenses shall be borne by ANTHRA.

      5.2 A provision equivalent to Article 5.1 shall be included for the benefit of DFCI in each sublicense granted by ANTHRA under this Agreement.

ARTICLE 6 -- SUBLICENSES

      6.1 Any sublicense granted by ANTHRA hereunder shall be in conformity with the mandatory restrictions and limitations imposed upon DFCI and HHS, including those enumerated in the HHS Agreement.


*** CONFIDENTIAL TREATMENT REQUESTED.    4

ARTICLE 7 -- CONVERSION TO NONEXCLUSIVE LICENSE

      7.1 In the event ANTHRA shall default in payment of any minimum royalty due under Article 4.2, DFCI may notify ANTHRA and if the default is not remedied within ninety (90) days after the date of notice, then, whether it is during the period of exclusivity or non-exclusivity of the license to ANTHRA, DFCI shall have the right to terminate ANTHRA's license under this Agreement by a second notice to ANTHRA. A default by ANTHRA in payment of the minimum or running royalty under Articles 4.1 and 4.2 or any other default by ANTHRA shall be subject to the provision of Article 11.

      7.2 ANTHRA's exclusive license under this Agreement shall be automatically converted to a nonexclusive license at such time, if any, as is specified in the HHS Agreement.

ARTICLE 8 -- PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

      8.1 The costs and responsibility of filing, prosecuting and maintaining all domestic and foreign and other patent applications and patents within the Patent Rights shall be borne by ANTHRA. ANTHRA, in coordination with DFCI will be responsible for the maintenance of all such patents.

ARTICLE 9 -- MOST FAVORED LICENSEE

      9.1 If, after conversion of ANTHRA's license to a nonexclusive license under other provisions of this Agreement, DFCI shall grant to any third party a license under any of the Patent Rights on royalty or other monetary terms, or on other condition, More favorable than those provided to ANTHRA in this Agreement, ANTHRA shall be entitled to such more favorable terms. DFCI shall notify ANTHRA of the grant of any license to a third party (whether or not more favorable) and the terms and conditions within thirty (30) days of such grant. ANTHRA shall be entitled to the benefit of such more favorable royalty or other monetary terms or other terms or conditions from the effective date of and for the term of such license to such third party but subject to the same conditions of enjoyment as said third party.

ARTICLE 10 -- PROSECUTION OF INFRINGERS; ADVERSE GOVERNMENTAL ACTIONS

      10.1 If a third party shall infringe any granted patent within the Patent Rights on a substantial commercial scale, or if any adverse governmental actions are taken relating to AD 32 or AD 143 or any congener (such as actions by the FDA), ANTHRA shall give notice to DFCI. If by the end of three months after the date of such notice DFCI has not brought suit against the infringer or procured a cessation of the infringement, then
      (a) if ANTHRA's license is still an exclusive license, ANTHRA shall be entitled to bring suit at its own expense against the infringer in its own name and any recoveries made in a suit brought by ANTHRA shall be for the sole benefit of ANTHRA, or (b) if ANTHRA's


*** CONFIDENTIAL TREATMENT REQUESTED.    5
      license has been converted to a nonexclusive license, ANTHRA shall be excused from paying any royalty in respect to the infringed patent until such time as the. infringement has ceased or suit has been brought against the infringer.

ARTICLE 11 -- TERM AND TERMINATION

      11.1 Upon the default by ANTHRA of any obligations under this Agreement, DFCI may give notice to ANTHRA specifying the default and indicating intent to terminate this Agreement if the default is not cured within ninety (90) days after the date of notice. If the default is not cured within said ninety day (90) period, DFCI may terminate this Agreement forthwith by further notice to ANTHRA.

      11.2 ANTHRA shall have the right to terminate this Agreement at any time by giving ninety (90) days' advance written notice.

      11.3 Termination under Article 11.1, 11.2, or 11.3 shall not relieve ANTHRA of the obligation to pay any monies earned by DFCI up to the date of termination.

      11.4 If not earlier terminated under the provisions of Article 11.1, 11,2, or 11.3, this Agreement shall terminate upon the fifth anniversary of the expiration of the applicable U.S. patent in the United States and upon the expiration of the applicable patent outside the United States.

ARTICLE 12 -- NOTICES

      12.1 All notices and other communications hereunder shall be in writing. Such notices and communications shall be sent by first class mail, or hand delivered, and if relating to a default, alleged default or termination, by registered mail or by personal hand delivery. All notices and communications shall be addressed to the other party at the following addresses, or to such other address as the addressee shall have last furnished to the communicating party:

                  DANA FARBER CANCER INSTITUTE
                  44 Binney Street
                  Boston, MA 02115

                  Attention: Dr. Bernard W. Janicki
                             Director for Research

                  ANTHRA PHARMACEUTICALS, INC.
                  19 Carson Road
                  Princeton, NJ  08540

                  Attention: Michael C. Walker
                             Chief Executive officer


*** CONFIDENTIAL TREATMENT REQUESTED.    6

                  With a copy to:

                  Lieberman Rudolph and Nowak
                  292 Madison Avenue
                  New York, NY 10017

                  Attention: Norman Friedland

The date of giving any notices or other communications shall be the date on which the envelope was deposited or hand delivered. A post office receipt shoving the date of deposit shall be prima facie evidence of the date of giving a mailed notice.

ARTICLE 13 -- AMENDMENT AND WAIVER

      13.1 Neither this Agreement nor any term, covenant, condition or other provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No waiver by either party of any breach of this Agreement by the other party shall be effective an to any breach occurring before or after the date of such waiver.

ARTICLE 14 -- GOVERNING LAW; SUCCESSION; ENTIRE AGREEMENT AND ARBITRATION

      14.1 This Agreement shall be construed in accordance with and shall be governed by the laws of the Commonwealth of Massachusetts.

      14.2 This Agreement shall be binding upon and shall inure to the benefit of the successors of the parties hereto, but shall not be otherwise assignable by either of the parties without the prior written consent of the other.

      14.3 This document, together with the HHS Agreement, constitutes the entire agreement between the parties hereto with reference to the subject matter hereof and there are no understandings or representations of any kind except as expressly set forth herein.

      14.4 Any controversy or claim arising out of or relating to this Agreement shall be submitted to final and binding arbitration in Boston, Massachusetts, to the exclusion of all other remedies, in accordance with the rules of the American Arbitration Association then in effect. The party in whose favor a decision is rendered shall be entitled to recover reasonable attorneys' fees in an amount determined by the arbitrators.


*** CONFIDENTIAL TREATMENT REQUESTED.    7

ARTICLE 15 -- INDEMNIFICATION AND INSURANCE

      15.1 ANTHRA shall indemnify, defend and hold harmless DFCI and its trustees, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns, (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them in connection with any claims, suits, actions, demands or judgements (a) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by ANTHRA or by a licensee, affiliate or agent of ANTHRA of any product, process or service relating to, or developed pursuant to, this Agreement or (b) arising out of any other activities to be carried out pursuant to the Agreement.

      15.2 ANTHRA'S indemnification under 15.1(a) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. ANTHRA'S indemnification under 15. 1 (b) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to (A) the negligent activities of the Indemnitees, (B) failure to adhere to the study protocol by the Indemnitees, or (C) the intentional wrongdoing or intentional misconduct of the Indemnitees.

      15.3 ANTHRA agrees, at its own expense, to provide attorneys reasonably acceptable to DFCI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.


      15.4 At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by ANTHRA or by a licensee, affiliate or agent of ANTHRA, ANTHRA shall at its sole cost and expense procure and maintain policies of comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnities as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for ANTHRA'S indemnification under section 15.1 through
      15.3 of this Agreement. If ANTHRA elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the DFCI and DFCI's associated Risk Management Foundation. The minimum amounts of insurance coverage required under these provisions shall not be construed to create a limit of ANTHRA's liability with respect to its indemnification obligation under section 15.1 through 15.3 of this Agreement.


      15.5 ANTHRA shall provide DFCI with written evidence of such insurance upon request of DFCI. ANTHRA shall provide DFCI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if ANTHRA does not obtain replacement insurance providing comparable coverage with such fifteen (15) day period, DFCI shall have the right to terminate this Agreement effective at the and of such fifteen (15) day period without any notice or additional waiting periods.

      15.6 ANTHRA shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service relating to or developed pursuant to this Agreements being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by ANTHRA or by a licensee, affiliate or agent of ANTHRA and (b) a reasonable period after the period referred to in 15.6 (a) above which in no event shall be less than fifteen (15) years.

      15.7 In the event any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which ANTHRA is obligated to indemnify it (them) or hold it (them) harmless, DFCI or the other Indemnitees shall promptly notify ANTHRA of such event. ANTHRA shall assume the defense of, and may settle, that part of any


*** CONFIDENTIAL TREATMENT REQUESTED.    8
      such claim or action commenced or made against DFCI (or other Indemnitees) which relates to ANTHRA's indemnification and ANTHRA may take such other steps as may be necessary to protect itself . ANTHRA shall not be liable to DFCI or other Indemnitees on account of any settlement of any such claim or litigation effected without ANTHRA's consent. The right of ANTHRA to assume the defense of any action shall be limited to that part of the action commenced against DFCI and /or Indemnitees which relates to ANTHRA's obligation of indemnification and holding harmless.

      15.8 This section 15 shall survive expiration or termination of this Agreement.

ARTICLE 16 -- DISCLAIMER OF WARRANTY

      16.1 DFCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO ANTHRA HEREUNDER AND HEREBY DISCLAIMS THE SAME.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the year and the day first above written.

                                    DANA FARBER CANCER INSTITUTE

                                    By   /s/ Bernard W. Janicki Phd
                                         -------------------------------
                                         Name:  Dr. Bernard W. Janicki
                                         Title: Director for Research

                                    ANTHRA PHARMACEUTICALS, INC.

                                    By   /s/ Michael c. Walker
                                         -------------------------------
                                         Name:  Michael C. Walker
                                         Title: Chief Executive Officer


*** CONFIDENTIAL TREATMENT REQUESTED.    9

                                                                    Attachment A


               [Department of Health & Human Services Letterhead]


Our reference:  G-91-80


Dr. David F. Kiszkiss
Director of Research
Dana-Farber Cancer Institute
44 Binney Street
Boston, MA  02115


Dear Dr. Kiszkiss:


         Reference is made to the report of an invention entitled, "N-Trifluoroacetyladriamycin 14-0-Hemiglutarate and -Hemiadipate and Therapeutic Compositions Containing Same," which was developed by Drs. Mervyn Israel and Gopalakrishnan P.G. Potti at the Dana-Faber Cancer Institute with support from National Institutes of Health research grant: Nos. CA-17263, CA-19118, and CA-06516.


         Reference is also made to the petition submitted by you on August 31, 1983, requesting that Dana-Farber Cancer Institute (hereinafter sometimes referred to an "DFCI") be permitted to retain and administer the principal patent rights in the invention. United States Patent No. 4,299,822, which describes and claims this invention, issued November 10, 1981.


         Evaluated to determine whether it is consistent under Section 8.2(b) of the Federal Procurement Regulations, with Section 8.1(a) of the HHS regulations (45 C.F.R., Parts 6 and 8), more specifically with Section 8.2(b), and with the intent of the Presidents' Statements and Memoranda on Government Patent Policy (36 FR 16887, August 26, 1971, and 2B FR 10943, October 12, 1963). Consideration has also been given to whether the invention will be more adequately and quickly developed for widest use if it is assigned to DFCI for development and administration.


         Consistent with the regulations cited supra, it is my determination that:



      1. The public interest will be best served by the expeditious development of the invention described in United States Patent No. 4,299,822. The estimated time required for the continued development and clinical investigation of this invention is 8-10 years at an estimated cost of approximately $750,000. It is anticipated that the company receiving the license from DFCI will perform the work and bear a significant portion of the above costs. It is not anticipated that the Government will make additional monetary contributions to the development of the invention.

      2. To encourage the above development, all right, title and interest in the invention is hereby left to DFCI for development and administration, subject to the following terms and conditions:

      (a) The inventors, Drs. Mervyn Israel and Gopalakrishnan P.G. Potti, shall assign all of their rights in the invention, including their rights in the patent application, to DFCI. The assignment under the patent application shall be recorded by the DFCI in the United States patent and Trademark Office, and copies thereof shall be furnished to this office.

      (b) The DFCI shall not assign its U.S. patent rights in the invention to parties other than the United States government, except that it may assign such rights in the invention to a patent management organization, provided that the patent administration agreement between such organization and the DFCI is approved by the HHS. Any reference in this determination to the DFCI shall also include such patent management organization when applicable, and any assignment to such an organization shall be subject to all the terms and conditions of this determination.

      (c) The determination of whether or not patent application shall be filed in foreign countries is left to the discretion of the DFCI. Foreign patent rights may be licensed or assigned by the DFCI to any party of its choice. However, any exclusive license or assignment of foreign patent rights to such party shall include a provision for royalty payments to the DFCI based on foreign sales related to such license or assignment and, provided that such party has a license or right to market in the United States, a provision for nonexclusive licensing in the country covered by the licensed or assigned rights on the basis of not having made the invention available in the United States within a reasonable time after marketing abroad.

      (d) In the event that such party has a license or right to market in the United States, such party shall agree to grant nonexclusive licenses for sublicenses for marketing rights in the invention outside the United States, as directed by the United States Government;

            (1) if that party is marketing a product embodying the invention outside the United States for at least two (2) years and

                  (a) such product is not then being marketed in the United
            States, or

                  (b) if required, Food and Drug Administration approval for marketing in the United States is not being actively pursued, or

            (2) if that party is marketing a product embodying the invention outside the United States for at least two (2) years from the date the product has Food and Drug Administration approval for marketing in the United States, and such product is not then being marketed in the United States.

      (e) The DFCI shall grant to the Government of the United States (including any agency thereof, state, or domestic municipal government) a nonexclusive, irrevocable, royalty-free license for governmental purposes, and on behalf of any foreign government pursuant to any existing or future treaty or agreement with the United States under each United

States or foreign patent application filed. The form of license to be granted under each patent application is enclosed.

      (f) The DFCI shall provide written annual reports to the HHS commencing one (1) year from the date of this agreement regarding the development and commercial use that is being made and is intended to be made of the invention, including the amounts and source of money expended in such development and such other data and information as the HHS may specify. After the first commercial sale of any product embodying the invention, such report shall specify the date of the first commercial sale and shall include information relating to gross sales by licensees, and gross royalties received by the DFCI.

      (g) With regard to the U.S. patent application, the DFCI agrees that if it or its licensee has not taken effective steps within three (3) years after a patent issues on the invention to bring the invention to the point of practical application, or has not made the invention available for licensing royalty-free or on terms that are reasonable in the circumstances, or cannot show cause why it should retain all right, title and interest for a further period of time, the HHS shall have the right to require (1) assignment of the invention and the U.S. patent to the United States; (2) cancellation of any outstanding exclusive licenses; and/or (3) the granting of licenses to an applicant on a nonexclusive, royalty-free basis or on terms that are reasonable in the circumstances.


      (h) With regard to the United States patent application, the HHS reserves the right to license or to require the granting of a nonexclusive or exclusive license to a responsible applicant or applicants to practice the invention on terms that are reasonable in circumstances, if the DFCI and/or any of its licensees fail to comply with any of the provisions of this determination, or if the HHS determines that the public health, safety, or welfare requires the issuance of such licenses, or that the public interest would otherwise suffer unless such licenses were granted.


   The DFCI and its licensee shall be given written notice of any proposed determination pursuant to the provisions of this paragraph not less than thirty
(30) days prior to the effective date of such determination and, if requested, shall be granted a hearing before the determination is put into effect.

      (i) The DFCI shall use all reasonable effort to bring the invention to the commercial market through licensing on a nonexclusive, royalty-free or reasonable royalty basis. However, exclusive licenses may be granted after reasonable efforts have been made to license on a nonexclusive basis, or where the DFCI has determined that an exclusive license is necessary as an incentive for development of the invention, or where market conditions are such as to require exclusive licensing.

      (j) Any exclusive license granted by the DFCI under the U.S. patent application to a qualified manufacturer for research, development, and marketing shall be for a limited period of time, and in no event shall the period be longer than five (5) years from the date of the first commercial sale in the United States of products embodying said invention, or eight (8) years from the date of the exclusive license, whichever occurs first (excepting that time before regulatory agencies necessary to obtain premarket clearance unless, on a case-by-case basis, the government approves a longer period of exclusivity), provided that the licensee shall use all reasonable effort to effect introduction into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment.

      (k) Any extension of the maximum five (5)-year period of exclusivity shall be subject to the approval of the HHS. Any request for such an extension shall be considered on its merits upon written request and justification, it being understood that, upon expiration of the period of exclusivity or any extension thereof, any license thereafter shall be granted to all competent and properly qualified applicants either royalty-free or at a uniform rate to all licensees, and not in excess of the royalty rate of the previously granted exclusive license.

      (l) Unless otherwise provided in this determination, nothing herein shall be construed as a requirement that DFCI obtain the agreement from any of its licensees to license its improvement inventions or technical data to subsequent licensees.

      (m) The DFCI or its patent management organization may not grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any products embodying the subject invention, or produced through the use of the subject invention, will be manufactured substantially in the United States. However, the Department may waive such requirement upon a showing by the DFCI or the patent management organization that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licenses that would be likely to manufacture substantially in the United States, or that under the circumstances domestic manufacture is not commercially feasible.

      (n) Any license granted by the DFCI under the U.S. patent application shall include adequate safeguards against unreasonable royalties and repressive practices. royalties shall not in any event be in excess of normal trade practice. Such license shall also provide that all sales to the U.S. Government shall be royalty-free.

      (o) In accordance with Section 202(c)(7)(c) of P.L. 96-517, the DFCI is required to share royalties received with the inventors. The balance of the royalty income, after payment of expenses incident to the administration of the invention, shall be utilized for the support of educational and research pursuits.

      (p) All licenses issued by the DFCI shall be subject to the conditions of this determination, and shall specifically incorporate by reference all applicable provisions contained herein. The DFCI shall promptly furnish copies of any license agreements entered into by it to the HHS.

      (q) The DFCI shall upon request grant a power of attorney authorizing the HHS to inspect and make copies of any documents in the United States Patent and Trademark Office pertaining to the prosecution of the U.S. patent application.

      (r) The DFCI shall not abandon the patent application without first offering to transfer all rights to in and to such application to the United States Government as represented by the Secretary, HHS, not less than forty-five
(45) days prior to the date a reply to a Patent and Trademark Office action is due. If the Government does not request assignment within thirty (30) days of receipt of this offer, the DFCI may permit the application to go abandoned.

      (s) Any United States patent application filed by the grantee institution shall include the following statement in the first paragraph of the specification following abstract: the Invention described herein was made in the course of work under a grant or award from the Department of Health and Human Services. If the application does not now contain this statement, please request the Patent and Trademark Office to amend the application, and furnish this office with a copy of your request.

   If the foregoing determination is acceptable to the Dana-Farber Cancer Institute, we request that such acceptance be indicated in the space provided below, and that a signed copy be returned to the Patent Branch, HHS, c/o National Institutes of Health, Room 5A03, Westwood Building, Bethesda, Maryland 20205.

   This determination will become effective upon receipt of the signed copy. Executed copies of the appropriate assignments and licenses required by this determination should be submitted to the Patent Branch as soon as possible.



                                         Sincerely Yours,

                                         /s/ James O. Mason

                                         James O. Mason, M.D., Ph.D.
                                         Acting Assistant Secretary
                                         for Health

                                         Accepted: Dana-Farber Cancer Institute
                                         By: /s/ David Kiszkiss
                                             ------------------
                                         Type Name: David Kiszkiss
                                         Title: Director for Research
                                         Date: April 22, 1985
Enclosure
cc:      Dr. Israel
         Dr. Potti


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